EXHIBIT 99

Press Release

Contact: Lawrence P Ward	FOR IMMEDIATE RELEASE
Phone: 805-239-5200 ext 260	5:00 PM PT, October 31, 2003

HERITAGE OAKS BANCORP AND HACIENDA BANK ANNOUNCE FINALIZATION OF THEIR AFFILIATION

Friday, October 31, 2003

Larry Ward, President and CEO of Heritage Oaks Bancorp (OTCBB – HEOP) today announced that the affiliation between Heritage Oaks Bancorp and Hacienda Bank, whereby Hacienda Bank became a wholly owned subsidiary of Heritage Oaks Bancorp, has been finalized as of close of business today.  Hacienda Bank will continue to operate under the name of Hacienda Bank and will continue operating out of all three current locations throughout the Santa Maria Valley.

Mr. Ward went on to announce that David Duarte is remaining in his current position as President and Chief Operating Officer of Hacienda Bank.  Hacienda Bank is an $80 million bank with three locations in the Santa Maria Valley.  Hacienda was founded by members of the Santa Maria community in 1988 and is recognized as a leader in business banking throughout the Valley.  Six members of the current Hacienda Bank Board of Directors will remain as directors of Hacienda Bank along with the addition of David Duarte, Dr. B. R. Bryant and Mr. Ward as Chairman of the Board.  Mr. Duarte stated that “The resources and products that Heritage Oaks Bank brings to this affiliation will greatly benefit the existing and future customers of Hacienda Bank.”

Heritage Oaks Bank, with nine branch locations from Paso Robles to Santa Maria, will maintain current operations out of its Santa Maria Office, with no changes to staff or hours. Combined assets of Heritage Oaks Bank and Hacienda Bank will total approximately $415 million as of the date of the transaction.  Three members of the Hacienda Bank Board of Directors, Mark Fugate, Alex Simas, and David Duarte, will join the Heritage Oaks Bank Board of Directors and Alex Simas and Mark Fugate will also join the Board of Directors of Heritage Oaks Bancorp.

Shareholders of Hacienda Bank were given the election within certain parameters whether to exchange their shares of Hacienda Bank for shares of Heritage Oaks Bancorp, cash or a combination.  The election procedures were only completed at the beginning of the week and Heritage Oaks Bancorp’s transfer agent will be sending out share certificates and cash as soon as possible to the former Hacienda Bank shareholders.  [Preliminary results from the election suggest that Hacienda Bank shareholders elected to receive the maximum amount of Heritage Oaks Bancorp stock permissible under the terms of Hacienda’s agreement with Heritage Oaks.]

Mr. Ward went on to state “We are very excited to be joining forces with Hacienda Bank, a bank with a similar philosophy to our own Heritage Oaks Bank.  We are both community-oriented organizations, with strong ties to the marketplace. Both banks have a history of making decisions locally, and reinvesting into their communities.  This transaction will help Heritage Oaks Bancorp improve its presence in Northern Santa Barbara County, specifically in the Santa Maria Valley and build upon the relationships established through the years of service by Hacienda Bank.”

Heritage Oaks Bancorp entered the Santa Maria Valley in 1999 with a de-nova branch located at 1660 S. Broadway under the name of its banking subsidiary, Heritage Oaks Bank. “The newly acquired locations will allow us to more rapidly expand in Santa Maria Valley and reach out to those customers who appreciate our kind of customer service,” remarked Mr. Ward.  “We are extremely pleased with the prospects.”

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company’s operations, interest rates and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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